                                                                   EXHIBIT 10.80

                        AMENDMENT TO SERVICES AGREEMENT

This Amendment to the Services Agreement between The TJX Companies, Inc. ("TJX") and Brylane, L.P. ("Brylane") is made effective as of December 8, 1996.

TJX and Brylane hereby agree that the terms of the Attachment to this Agreement are to be substituted in their entirety for the terms of Annex A to the Services Agreement. All other terms and conditions remain in full force and effect.




In witness;


                                        Brylane, L.P.


                                        By: /s/ Robert A. Pulciani
                                           ------------------------


                                        The TJX Companies, Inc.


                                        By: /s/ Don Campbell
                                           ------------------------

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

                                                                         ANNEX A



                           DATA PROCESSING SERVICES
                           ------------------------


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                                                                         ANNEX A

                  Data Processing Annex to Services Agreement


        The purpose of this Data Processing Annex ("the Annex") to the Services Agreement is to define more precisely the data processing services that will be provided by TJX to Brylane. In the event of any inconsistency between this Annex and the Services Agreement, this Annex shall control. Fiscal Years referred to herein are identified by reference to the year in which the TJX fiscal year ends. Thus, Fiscal 1997 refers to the fiscal year ended January 25, 1997. Brylane has requested TJX to provided certain computer services to Brylane's Chadwick's of Boston business as described in Attachment II attached hereto (collectively, the "Computing Services") commencing as of December 8, 1996 through the fiscal year ended on the last Saturday of January, 2000; and TJX has agreed to provide such services.

        1.  Term. The term of this Annex shall commence as of December 8, 1996
            ----
and terminate upon the later of (i) the last day of Fiscal 2000 (January 28, 2000)(the "initial term") or (ii) if the parties agree to an extension hereof as provided below (the "Extension Period"), the last day of such Extension Period. Neither party shall have the right to terminate this Annex during the initial term.

        If Brylane wishes to extend the term of this Annex for an additional one year term, Brylane shall so notify TJX in writing of its planned computer usage requirements for such additional one year term no later than July 1 of the fiscal year which is one year prior to the fiscal year in which this Annex (whether or not extended) would otherwise terminate. If TJX agrees to such an extension, TJX shall, no later than 60 days after receipt of Brylane notification, notify Brylane in writing of TJX's estimated rates for such additional one year term and Brylane shall

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have 30 days to indicate its acceptance of such rates. Additional one year extensions may be requested in the succeeding year(s) and agreed to in the same manner as provided in this Section 1.

        If TJX declines to provide Computing Services during the Extension Period, or if Brylane chooses not to accept TJX's offer for the Extension Period, Brylane shall have 30 days after the date on which TJX declines to provide such services or notifies Brylane of TJX's estimated rates to elect an extension of services for an additional period of up to twelve months beyond the termination of the then current term (the "Phase-Out Period") by providing TJX with its planned requirements for the Phase-Out Period. TJX shall be obligated to provide Computing Services during the Phase-Out Period as long as Brylane's total planned requirements during such Phase-Out Period exceeds fifty percent (50%) of the planned requirements for the same period during the prior year. By the following July 1, in accordance with the above-described computer usage planning process, Brylane shall provide TJX with a plan to phase out its use of Computing Services during the Phase-Out Period, showing proposed planned requirements on a monthly basis. TJX shall be obligated to provide Computing Services during the Phase-Out Period at the same rates that were in effect for the one year period prior to the beginning of the Phase-Out Period.

        2.  Usage Requirements. Attached hereto as Attachment I are Brylane's
            ------------------
estimates of its usage requirements for December 8, 1996 through January 25, 1997 hereinafter referred to as the "Start-up Period", fiscal 1998, fiscal 1999, and fiscal 2000. Such requirements are hereinafter sometimes referred to collectively as the "planned requirements." By July 1 of each year of the term beginning July 1, 1997, Brylane shall deliver to TJX a computer usage plan for its requirements for Computing Services through the end of the following fiscal year, and a revised

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estimate of its requirements for the fiscal year following such fiscal year.
(For example, on or before July 1, 1997, Brylane shall deliver its usage requirements for fiscal 1999 and an updated estimate of its requirements for fiscal 2000.) It is understood that Brylane's computer usage requirements for fiscal 1998, fiscal 1999, and fiscal 2000 may not be less than 90% of its estimates for each such year included in Attachment I and may not exceed 150% of its estimates for each such year unless TJX agrees to provide services at such increased level. Brylane's computer usage plan will be sufficiently detailed to allow TJX to provide its rates for Computing Services for the next following fiscal year and Brylane's estimate for requirements during the additional fiscal year will be sufficiently detailed to allow TJX to provide an estimate of its rates for Computing Services for such additional fiscal year and to estimate its hardware needs for such additional fiscal year.

     As soon as practicable, but no later than September 1 of each year (provided TJX has received such planned requirements by July 1), TJX will notify Brylane in writing of the rates for Computing Services during the next following fiscal year and an estimate of the rates TJX expects during such additional fiscal year. It is understood that the estimate of rates for the additional fiscal year is a good faith estimate only and that definitive initial rates for such period will be established following July 1 of the following year in accordance with the procedures set forth above.

     3.  Calculation of Rates. Brylane's planned requirements (as well as the
         --------------------
planned requirements for all users of TJX's computing services) for each fiscal year shall be the basis upon which TJX will set Brylane's rates for such fiscal year. Attached hereto in Attachment II are the actual rates for the Start-up Period, and the estimated rates applicable to Brylane (based on preliminary estimates of usage for all users of TJX's Computing Services) for fiscal 1998, fiscal

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1999, and fiscal 2000.  Brylane acknowledges that one or more of TJX's computing service users may be charged different rates, including discounted rates. The charges for the Start-up Period or any succeeding fiscal year shall be subject to adjustment as provided in Section 4. If for the Start-up Period or during any succeeding fiscal year, TJX determines that its actual costs are significantly different from its estimates thereof then in effect for purposes of calculating rates hereunder, then TJX shall provide Brylane with a new estimate of rates for such period or year and shall either (i) invoice Brylane for Computing Services theretofore provided based on the revised estimates for sums in excess of sums already paid since the beginning of such period or fiscal year (in the event of increased rates estimates) or (ii) give Brylane an appropriate credit for such period or fiscal year (in the event that the revised rates are lower). In any event, subsequent rates shall be based upon such revised estimates. Notwithstanding the foregoing provisions of this paragraph, in the event that
(i) the other users of TJX's computing services exceed 110% of their planned requirements for any such fiscal year and as a result thereof TJX added to its data processing system hardware or system software and (ii) Brylane did not exceed 120% (130% for fiscal 1998) of its planned requirements for such fiscal year (or, if there was an excess, such excess did not pertain to the usage of such hardware or system software), then Brylane shall not be charged additional fees with respect to such fiscal year for any costs with respect to such additional hardware or system software.

     TJX agrees that Brylane rates for each fiscal year shall be based on usage of Computing Services equal to 100% of the planned requirements in Brylane's computer usage plan for each fiscal quarter of each fiscal year. If Brylane's computer usage plan does not provide requirements by fiscal quarter, then fiscal year planned requirements will be divided equally to arrive at fiscal quarter requirements. If Brylane's actual usage requirements exceed 120% (130% for fiscal

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1998) of its planned requirements for a fiscal quarter and the requirements of
TJX's businesses do not exceed 110% of TJX's planned requirements for such fiscal quarter (or any such excess usage does not pertain to hardware or system software used by TJX), then TJX will be entitled to increase amounts billed to Brylane to recover its additional costs resulting from Brylane's excess usage.

     TJX shall use commercially reasonable efforts to satisfy requirements in excess of 120% (130% for fiscal 1998) of Brylane's planned requirements consistent with TJX's responsibilities to meet the computer services needs of the other TJX computer services users.

     In the event that Brylane's actual requirements for the first two or last two fiscal quarters of any fiscal year with respect to the items shown on Attachment I are less than eighty percent (80%) of its planned requirements for such Quarters, whether during the Start-Up Period, initial term, any Extension Period or the Phase-Out Period, with respect to such quarters, Brylane shall pay to TJX, an amount equal to the charge for eighty percent (80%) of the planned requirements.

     Brylane agrees to provide to TJX by the fifteenth day of each month, a written rolling forecast of anticipated computer, disk and print resource usage for each month of the following twelve month period. The planned requirements will not be affected by this written forecast.

     TJX agrees that it will not change the basic methodology used to determine rates during a fiscal year except in connection with new Computing Services arising during such fiscal year that were not included by Brylane in its computer usage plan submitted by Brylane to TJX for such fiscal year. TJX may, however, change such methodology with respect to a following fiscal year at the time it presents Brylane with its estimate of rates (i.e., on September 1 preceding such following fiscal year), and TJX shall inform Brylane of the change at the time. Without limiting the generality of the next preceding sentence, if during any fiscal year TJX adds to or upgrades its

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data processing system hardware or systems software, then the methodology used to determine rates for the following fiscal year shall be appropriately adjusted to include changes in Brylane's rate refecting usage of such hardware or software.

     Payroll check processing can be terminated effective January 1 of any year with written notification to TJX received by July 1 of the prior year. In addition, in the event that the provision of Corporate Payroll Services set forth in Annex C is terminated or expires prior to the termination of services under this Annex A, Brylane will pay such reasonable additional cost to TJX as TJX may incur in the provision of services pursuant to this Annex A.

     During the Start-up Period, fiscal 1998, fiscal 1999, and fiscal 2000, TJX will discount the rates charged to Brylane for CPU, Dedicated Disk, Print, Microfiche and Data Entry by 20.0%, 10.0%, 7.5%, and 5.0% respectively.

    4. Reconciliation. Within thirty days after the end of the Start-up Period,
        -------------
and each succeeding fiscal year, TJX shall reconcile its costs pertaining to the provision of the Computing Services for such period or fiscal year and determine the pro rata amount paid by each user. If the reconciliation shows that TJX's costs exceeded the rates charged and paid during such period or fiscal year, Brylane shall with 30 days of TJX's invoice therefor pay to TJX Brylane's pro rata share of the difference. If the reconciliation shows that TJX's costs were less than the rates charged and paid, TJX shall pay Brylane its pro rata share of the difference within 30 days after the completion of the reconciliation.

    5.  Software Licenses.  TJX shall promptly notify Brylane upon its receipt
        -----------------
of any notice that a third party intends to increase its software license fees as a result of the provision by TJX of the Computing Services to Brylane. In such event, TJX shall appoint Brylane as its agent to negotiate the amount of such increase and shall cooperate with Brylane to ensure that all

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

additional license rights (other than those already held by TJX, which shall not be affected) are in the name of, or freely assignable (without the payment of additional consideration) to, Brylane. If TJX is required to incur additional software license fees then such fees shall be charged to and must be paid by Brylane (it being understood that such fees are not included in the rates appearing on Schedule II hereto and will not be included in the subsequent rates determined pursuant to Section 3 hereof).

      6. Performance Levels. The performance levels for the Computing Services
         ------------------
provided to Brylane shall be no less than those specified on Attachment III, assuming Brylane's conformity with TJX's operating standards. Notwithstanding the foregoing, TJX shall not be required to maintain the performance levels for Computing Services to the extent that it is unable to maintain them for TJX and other users of computer services for reasons beyond its commercially reasonable control. In the event that TJX is unable to meet the performance levels for Computing Services for reasons beyond its commercially reasonable control, TJX shall provide Brylane the same levels and quality of Computing Services that it provides to TJX and other users of Computing Services and shall use its commercially reasonable efforts to alleviate any condition causing a diminution in such performance levels.

      7.  Invoices.  TJX shall render to Brylane each month, within 30 days
          --------
after the end of the month or as soon as practicable thereafter, an invoice based on actual usage of Computing Services during the previous month. The monthly invoice will itemize Brylane usage by billing category. Such invoice shall be payable within thirty days of its receipt by Brylane.

      8. Ownership of Brylane Data. Brylane shall be the owner of all of its
         -------------------------
data to which TJX has access under the terms of this Annex. TJX shall maintain such data in confidence and make no use of such Brylane data or allow anyone other than Brylane access to it except for TJX

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

personnel (including agents) who require access thereto in order to perform the obligations to Brylane under this Annex.

     9.  Delivery of Software.  Upon Brylane request, TJX shall deliver to
         --------------------
Brylane within a reasonable period after such request the following items with respect to all applications, utility routines, utility programs and/or systems software developed by TJX and used solely in connection with Brylane's business and in which no third party has any rights (the "TJX Software"):

         (a) One copy of object code or other executable code on magnetic media.

         (b)  One copy of source code on magnetic media.

         (c) One copy of any documentation, including source documentation, maintenance documentation and other documentation, for such software to the extent then available.

Brylane shall pay TJX for its reasonable additional costs relating to such delivery of software.

     TJX hereby grants to Brylane the royalty free, non-exclusive, non-assignable and non-sublicensable right, license and privilege to use the TJX Software. Brylane agrees that all TJX Software and all copies thereof are proprietary to TJX and title thereto remain in TJX. All applicable rights to patents, copyrights, trademarks and trade secrets in the TJX Software are and shall remain in TJX. Brylane shall not sell, transfer, publish, disclose, display or otherwise make available the TJX Software or copies thereof to others. THE TJX SOFTWARE IS BEING PROVIDED TO BRYLANE AS IS AND ALL WARRANTIES ARE EXCLUDED, INCLUDING THE WARRANTY OF MERCHANTABILITY AND FITNESS FOR A

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PARTICULAR PURPOSE. This paragraph shall survive the termination of the
Computer Services Annex and the Services Agreement.

     10.  Coordinating  Committee.  For the purpose of providing and continuing
          -----------------------
the harmonious relationship between TJX and Brylane, each party shall appoint at least one individual to coordinate and review the relationship between the two companies and their performance under this Annex, as well as strategic planning and technology changes. These individuals shall meet periodically, no less frequently than quarterly, to discuss operations under this Annex and any problems arising hereunder.

     11.  Non-Termination.  Brylane agrees that because this Annex cannot be
          ---------------
terminated during the initial term, in any circumstance in which Brylane purports to terminate this Annex (other than as a result of TJX's material default which is not cured by TJX after a reasonable opportunity to cure) Brylane shall continue to pay all charges otherwise due hereunder, as if there had been no termination, and, that for purposes of computing charges, Brylane's usage will be deemed to be not less than 90% of its estimates for fiscal 1998, fiscal 1999, and fiscal 2000, all as set forth in Attachment I hereto.

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

                                                                    ATTACHMENT I


                                 BRYLANE, L.P.
                   COMPUTER USAGE REQUIREMENTS AND ESTIMATES


                           START-UP
 USAGE CATEGORY             PERIOD       FY 98       FY 99          FY 00
 --------------            --------      -----       -----          -----
Total CUP (600J hours)        1,392      11,956      10,778         11,399

Print Lines (in 000's)
         1-Up                 6,164      31,297      34,003         36,954
         2-Up                   392       3,367       3,683          4,028
         Remote             230,805   1,881,832   2,070,015      2,194,216
         On-line View        12,000     105,246     115,770        127,347

Dedicated Disk                  223       2,333       2,799          2,799

Payroll Checks (000's)*          16         120         126            132

Microfiche (000's)               11          73          81             89

Data Entry
      Records (000's)            12         116         127            140

Network Connect/Use
     Home Office                870       6,528       6,528          6,528

Acct. Sys. (months)               2           3           0              0


NOTE: * - Payroll check processing and the related Human Resource Services can be terminated effective January 1 of any year with written notification to TJX by July 1 of the prior year.

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

                                                                ATTACHMENT II

                                 BRYLANE, L.P.
                         COMPUTER SERVICES AND RATES:
                         ----------------------------

The computer services listed herewith will be provided to Brylane by TJX during the fiscal years shown at the rates indicated in the appropriate column below and subject to the terms and conditions of the Annex. The estimated rates for fiscal years 1998, 1999, and 2000 are informational only. The rates for each fiscal year will be set in accordance with the terms of the Annex.

                                        Start-up        Estimated       Estimated      Estimated
1. COMPUTER                              Period           FY '98          FY '99        FY '00
   --------                             --------        ---------       ---------      ---------
  (a) CUP/Model 952 (per hour)          $1,431.00        $1,273.00       $1,199.00     $1,171.00
      CUP/Model 600J (per hour)            517.00           460.00          433.00        423.00
  (b) PRINT, 1-up (per 1K lines)              .43              .43             .41           .40
      PRINT, 2-UP (per 1K lines)              .26              .26             .25           .24
      PRINT, REMOTE (per 1K lines)            .022             .022            .022          .022
      PRINT, SARVIEW (per 1K lines)           .022             .022            .022          .022
  (c) MICROFICHE (per fiche)                  .46              .45             .45           .45
  (d) DATA ENTRY (per record)                 .041             .041            .041          .041
  (e) DEDICATED DISK (per GB/mo.)          260.00           255.00          255.00        255.00

2. Non-CPU
   -------
  (a) NETWORK CONNECT Fee                   43.00            43.00           45.00         45.00
        (per unit/mo.)
  (b) PAYROLL (per check)                     .36              .37             .38           .38
  (c) DCOMM Rate (per hour)                 35.00            35.00           35.00         35.00
  (d) SOFTWARE Rate (per hour)              50.00            50.00           50.00         50.00


3. Payroll and Financial Systems Support.
   -------------------------------------
   (a) Payroll Support - rate shown for item 2(b) above includes 50 staff days of Direct Support. Service requests exceeding this annual level, if agreed to by TJX, will be billed at the Software Rate per hour.

   (b) Financial Systems Support - usage as incurred in item 1(a) above, plus an application support fee of $4,500 per month for General Ledger, Fixed Asset, E/P, and related software plus any license fees (at cost)
                                                ----
         if additional charges are incurred. This service can be canceled by providing 30 day written notice to TJX any time after April 1, 1997.

Notwithstanding Section 1 of the Annex, production of W-2 Forms shall, at Brylane's option, extend through the calendar year ending on December 31 in the year in which the termination of the other Computing Services occurs.

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

4. Maintenance and operation of the TJX Data Communication Network
   ---------------------------------------------------------------
   (a)  Communication lines & hardware - provided at TJX's cost
   (b)  Routine support - 50 staff days are included in item 2(c) above;
        support exceeding this annual level, if agreed to by TJX, will be billed at the DCOMM Rate per hour
   (c) Unplanned projects, if agreed to by TJX, will be billed at the DCOMM Rate per hour plus materials at cost
   (d) Remote Comm. Usage Rate will be $0.25 per Thousand records transmitted (line charges will be paid by Brylane)

5. Technical System Support
   ------------------------
   (a)  Unplanned software - acquired, installed and billed at cost
   (b) Routine support - Up to 200 staff days are included in Item 1(a) above. Support exceeding this annual level must be agreed to by TJX will be billed at the Software Rate per hour
   (c) Unplanned projects - billed at the Software Rate per hour plus materials at cost

6.  New Technology Support
    ----------------------
    Support for Graham Technologies Project including the Pilot shall not exceed 10 staff days and neither TJX nor any of its subsidiaries or any of their respective directors, officers, employees, agents or affiliates shall in any event be liable for any damage or expenses of any kind whatsoever that may arise out of the Graham Technology Project or any new technology project for which support is provided. This paragraph shall survive the termination of the Computer Services Annex and that of the Services Agreement.

7.  Discounts
    ---------
    A discount on the rates listed in section 1 above will be applied using the following schedule:

               Period of Discount                   Discount Percent
               ------------------                   ----------------
               During Start-up Period     -         Twenty (20.0%)
               During FY '98              -         Ten (10.0%)
               During FY '99              -         Seven and Half (7.5%)
               During FY '00              -         Five (5.0%)

8.  Technical Training Classes
    -------------------------
    Computer-related training classes which are offered to TJX associates will be made available to Brylane associates on a space available basis. The classes will be billed to Brylane by TJX.


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                                                                  ATTACHMENT III


                   PERFORMANCE LEVELS FOR COMPUTING SERVICES
                   ----------------------------------------


           SERVICE LEVEL ITEM                    PERFORMANCE GOAL*
           ------------------                    ----------------

           Hardware/Software Availability           99.5 percent

           On-Line Application Availability         98.0 percent

           TSO System Availability                  99.5 percent

           Report Delivery on Schedule              98.0 percent


           RESPONSE TIME TARGETS:
           ---------------------

           IMS (95th Percentile)                    4.0 seconds

           CICS (95th Percentile)                   4.0 seconds

           TSO (95th Percentile)                    3.0 seconds


      * - These performance goals (which will be calculated on a monthly basis) assume Brylane's conformance with TJX's operating standards. Conformance will be measured as part of the technical design document review which is scheduled to be completed prior to the construction phase of each development project

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